ARTICLES OF AMENDMENT
OF
RESTATED ARTICLES OF INCORPORATION
OF
ADC TELECOMMUNICATIONS, INC.
(a Minnesota Corporation)

     The undersigned Vice President of ADC Telecommunications, Inc., a corporation organized under the laws of the State of Minnesota (the “Company”), hereby certifies that:

     1. The name of the corporation is ADC Telecommunications, Inc., a Minnesota corporation.

     2. The following resolution was adopted at a duly called and held meeting of the Company's Board of Directors on April 18, 2005:

     RESOLVED, that effective at 12:01 a.m. on May 10, 2005, the Company's Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), are hereby amended as follows:

     The first sentence of Article 3 is hereby amended to read as follows:

“The aggregate number of shares which this corporation shall have authority to issue is 352,857,142 shares divided into 342,857,142 shares of Common Stock, par value $.20 per share, and 10,000,000 shares of Preferred Stock, no par value.”

     3. The foregoing amendment was adopted pursuant to the applicable provisions of Chapter 302A of the Minnesota Statutes, including, Section 302A.402, subd. 3 of the Minnesota Statutes.

     4. The foregoing amendment was adopted in connection with the combination of the authorized shares of Common Stock of the Company pursuant to a one-for-seven reverse stock split effected for each share of Common Stock issued and outstanding at the close of business on May 9, 2005, and such amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the division or combination exceeding the percentage of authorized shares of that class or series that were unissued before such stock split.

     5. The foregoing amendment shall be effective at 12:01 a.m. on May 10, 2005.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Vice President of ADC Telecommunications, Inc. as of this 9th day of May, 2005.

ADC TELECOMMUNICATIONS, INC.

By: /s/ Gokul V. Hemmady Gokul V. Hemmady Vice President